EXHIBIT 99.1

Intelligent Systems Named "Company of the Month" by Investment Newsletter

NORCROSS Ga., March 18, 2011 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE Amex:INS) announced that it has been named "Company of the Month" in the March 2011 issue of the investment newsletter, The Bowser Report. Now in its 35th year, The Bowser Report highlights publicly traded, small-cap stocks.

Leland Strange, President and Chief Executive Officer of Intelligent Systems, said "We are honored to have been chosen as the Company of the Month in The Bowser Report, and grateful to Max Bowser for his review of our Company's story and for bringing it to the attention of his investment community."

Since 1976, the subscription based newsletter, The Bowser Report, has used fundamental analysis to select and recommend stocks to its readers. Companies featured in The Bowser Report do not pay for coverage or research, nor do they edit the newsletter's recommendations. For more information or a sample copy, please visit http://thebowserreport.com.

As previously announced, Intelligent Systems will hold its regular investor conference call on Tuesday, March 22 at 11 A.M. Eastern Daylight Time in conjunction with the Company's 2010 earnings release. Interested investors are invited to attend the conference call by dialing (877) 253-0369 and entering conference ID code 52498521. A transcript of the call will be posted on the Company's website at www.intelsys.com as soon as available after the call.

About Intelligent Systems Corporation:

For over thirty five years, Intelligent Systems Corporation has identified, created, operated and grown early stage technology companies. The Company has operations and investments in the information technology and industrial products industries. The Company's principal majority-owned subsidiaries are CoreCard Software, Inc. (www.corecard.com), a provider of software and services for prepaid and credit card processing, and ChemFree Corporation (www.chemfree.com), a leader in bioremediating parts washer equipment and supplies. Further information is available on the Company's website at www.intelsys.com or by calling the Company at 770-381-2900.

CONTACT: Intelligent Systems Corporation
         Bonnie L. Herron, Vice President and Chief Financial Officer
         770-564-5504
         bherron@intelsys.com